Exhibit 10.2

LETTER OF PAYMENT AUTHORIZATION

June 14, 2007

Dr. Jay Lichter

President and CEO

Akesis Pharmaceuticals

888 Prospect, Suite 320

La Jolla, CA 92037

Phone: 858-354-1472

E-mail: jlichter@avalon-ventures.com

Charles River Study LTC00006 - 28-Day Toxicity Study in Dogs with 2 Weeks Recovery

Dear Dr. Lichter,

Thank you for choosing Charles River Laboratories to serve your research needs. Based on the attached scope of work, we have prepared the price estimate of $576,000. This price estimate is valid for up to 60 days, after which it may be subject to change. The price may also be modified by mutual agreement if changes to the scope of work are made.

In order to minimize the impact of study delays and cancellations for all sponsors, Charles River allocates resources at the time a signed Letter of Payment Authorization is received. Please note that scheduling is not considered confirmed until a signed copy of this document is received. By providing authorization via signature below, you will allow us to confirm a schedule for your study and to allocate resources accordingly. Your signature further constitutes acceptance of the attached price and payment schedule.

Based upon the current scope of work, we would expect to initiate this study in July 2007. Prior to receipt of this signed Letter of Payment Authorization this initiation date may be lost to another study vying for the same resources.

We understand that occasionally you may request to delay or to cancel a study due to unforeseen circumstances. Charles River will make every reasonable effort to accommodate requested schedule changes. However, as significant costs are incurred related to study initiation, cancellation/delay fees will apply in proportion to the number of days’ notice given (please see attached Cancellation and Delay Policy). Cancellation/delay fees may be assessed separately for each postponement prior to the study being cancelled or initiated. The Cancellation and Delay Policy becomes effective upon execution of this Letter of Authorization.

Charles River shall perform these services in accordance with the Service Agreement (the “Agreement”) executed between Charles River Laboratories and Akesis Pharmaceuticals. Once fully executed, this Letter of Payment Authorization shall be incorporated into and made part of the Agreement.

We would appreciate it if you would sign and return a copy of this letter to my attention via e-mail to tom.magee@crl.com or fax to 508.890.0192. Should you have any questions or require any additional information, please do not hesitate to call me at 508-890-0402. We look forward to being of service.

/s/ Jay Lichter	/s/ Heather Bristol
Authorized Sponsor Representative	Authorized Charles River Representative

Jay Lichter, President and CEO	Heather Bristol
Print (Name and Title)	Associate Director, Business Development Preclinical Services – Massachusetts

June 22, 2007	June 14, 2007
Date	Date

Confidentiality Statement: This document contains proprietary information, which is confidential to Charles River Laboratories Preclinical Services. Use of this document is restricted to review by Akesis Pharmaceuticals and their representatives for purposes of determining award of the proposed contract. Akesis Pharmaceuticals agrees to restrict the distribution of this document to those individuals involved in the award on a “need-to-know” basis. Individuals receiving this document will be informed of its proprietary nature and their obligations concerning confidentiality prior to receipt.

Scope of Work for Charles River Study: LTC00006

Charles River shall carry out the services according to the following scope of work:

28-Day Toxicity Study in Rats with 2 Weeks Recovery

GLP Status:	GLP

Recovery:	2 Weeks

Initiation Requirement:	None

Species, Strain, Source:	Dogs, Beagle

Health Sentinel Animals (as needed)	None

Test Article:	BEOV (bis (ethylmaltolato) oxovanadium)

Control Article:	TBD

Test, Control Article Preparation:	Solution

Number Doses/Day	1x/day, for 28 days

Dosing Method:	Oral Gavage

Study Design:	Group	Dose (mg/kg/day)	Numbers of Animals
			M	F
	1 (Control)	0	3 MS+2 Rec	3 MS+2 Rec
	2	1	3 MS+2 Rec	3 MS+2 Rec
	3	2	3 MS+2 Rec	3 MS+2 Rec
	4	4	3 MS+2 Rec	3 MS+2 Rec

MS = main study; TK = Toxicokinetic First 3 animals/sex/group - end of dose necropsy on Day 29 Remaining 2 animals/sex/group - recovery necropsy on Day 43

In-Life:

Mortality:	All animals, 2x daily (AM, PM)

Clinical Observation:	All animals, 1x daily including 1 week prior to closing MS and Rec animals, 1x daily after dosing Rec animals, 1x daily

Body Weight:	All animals, 2x pretest including Day -1, weekly while on study MS animals, Day -29, prior to necropsy, fasted Rec animals, Day 43, prior to necropsy, fasted

Food Consumption:	All animals, qualitative, daily including 1 week prior to dosing

Physical Examination:	Available at additional pricing

Water Consumption	Available at additional pricing

Electrocardiography:	All animals, pretest, prior to necropsy Rec animals, prior to necropsy Qualitative data evaluation by a Board-certified veterinary cardiologist

Ophthalmology:	Available at additional pricing

Special Assessments:	Available at additional pricing

Toxicokinetics:	All animals, Days 1 and 28 at the following timepoints: Pre-dose, 0.5, 1, 2, 3, 6, 12 and 24 hours; Samples collected and analyzed for determination of Vanadium by GFAAS: Serum (640 TK samples)

Scope of Work for Charles River Study: LTC00006 (Concluded)

Clinical Pathology

Serum Chemistry:	Serum Chemistry: All animals, pretest (Day -7), Day 1 (predose), Day 7 and Day 29, fasted, terminal bleed at necropsy Rec animals, Day 43, fasted, terminal bleed at necropsy
Hematology:
Coagulation:

Urinalysis:	All animals, pretest (Day -7), Day 1 (predose), Day 7 and Day 29 Rec animals, Day 43 Urine collected by pan collection or cystocentesis (prior to necropsy)

Special Assessments:	Urine parameters: NAG, GGT, Beta-2-Microglobulin, Protein, Creatinine, Ca++, and Phosphate Calculate and report data using ratios and fractional excretion as appropriate.

Anatomical Pathology

Gross Necropsy:	All animals, MS animals, Day 29, Rec animals Day 43

Organ Weights:	All animals, MS animals, Day 29, Rec animals Day 43

Histopathology:	All animals, Comprehensive tissue collection, limited histopathologic evaluation (Kidney, Liver, Lung, Heart, Pancreas) control and high dose animals, read down as necessary with additional pricing. Bone marrow smears collected, slides made, evaluated if necessary

Special Assessments:	Kidney Cortex collected and evaluated for EM (40 samples) Kidney & Pancreas collected for possible evaluated for IHC (80 samples) Femur collected and analyzed by DXA, pQCT and 3-point bending (40 samples) Samples collected and analyzed for determination of Vanadium by GFAAS: Bone, Kidney, Liver, Pancreas, Heart, Lung, Muscle, and Fat

Data Analysis:	Qualitative and quantitative as appropriate

Report Requirements:	Draft and Final *

Archiving:	1 year

Dose Formulation Sample Analysis:	Included (4 occasions)

Bioanalytical Sample Analysis:	Included [Serum (640 TK samples), Tissue; (320 samples, 8 tissues, 50 sample minimum = 8 minimum tissue batches)]

Toxicokinetic Data Evaluation:	Included (60 data sets)

Core Study Price:	$278,400
Electron Microscopy Sample Analysis:	$28,800
Femur Analysis:	$38,000
Dose Formulation Sample Analysis:	$17,800
Bioanalytical Sample Analysis:	$196,000
TK Data Evaluation:	$17,000

*	Authorization to finalize the report must be received within six (6) months of draft report submission (unless agreed upon differently with the Sponsor). If such authorization is not received within this timeframe, Charles River may automatically finalize the report and submit it to the Sponsor.

Price and Payment Schedule for Charles River Study: LTC00006

The payment schedule and price of this study are as follows:

•	30% Due upon Authorization*

•	30% Due upon Study Initiation

•	30% Due upon Completion of In-Life

•	10% Due upon Submission of Draft Report

Total Price of Study: $576,000

*	Invoice will be sent no more than 60 days prior to scheduled study start.

Please note: If you require the reference of a purchase order on invoices, please include the purchase order with the acceptance of this letter.

Note: For the recovery phase, Charles River Laboratories reserves the right to house the animals in a smaller room which may or may not house recovery animals from other studies. Should the Sponsor not want the animals to be moved, an additional charge may be applied.

CANCELLATION AND DELAY POLICY

Upon receipt of the signed Letter of Commitment, Charles River Laboratories Preclinical Services will order, or reserve, animals and allocate other resources for the specified study.

If the study is initiated on the scheduled start date, the final price estimate is valid and no postponement or cancellation charges are applicable. If the study is rescheduled or cancelled 60 days or more prior to the study initiation, there will be no charges. The initiation of the study is defined as the first day any study-related treatment is administered or on which the animals are subjected to any surgical preparation (if applicable), whichever occurs first. Studies of $10,000 or less will have no postponement or cancellation charges in effect.

Postponement Terms:

Postponement of the study by the Sponsor through no fault of Charles River Laboratories Preclinical Services within 60 days of study initiation will be assessed to the Sponsor at $7,500 per week of delay to a maximum of the cancellation charge as follows:

Cancellation Terms:

Cancellation of the study by the Sponsor through no fault of Charles River Laboratories Preclinical Services within 60 days of study initiation will be assessed as follows:

Cancellation Charges

Days Notice Given Prior to Study Initiation	Cancellation Charge (% of Study Price)
1-7	40%
8-14	30%
15-29	20%
30-59	10%

If the Sponsor requests postponement of a study start we will make every effort to accommodate the requested change; however, due to resource constraints, Charles River Laboratories Preclinical Services may not be able to reschedule the study precisely as requested by the Sponsor. If the new schedule is not acceptable, the Sponsor may elect to cancel the study, in which case the applicable cancellation charge would apply.

In the event of postponement or cancellation of the study by the Sponsor, additional compensation may be requested for items procured specifically for the study (e.g., animal purchases, dedicated equipment, perishable or non-reusable supplies). Additionally, if the Sponsor postpones the study, additional charges will be assessed for any non-recoverable expenses incurred by Charles River Laboratories Preclinical Services (e.g., equipment lease payments, subcontractor charges or consultant fees to which Charles River Laboratories Preclinical Services is committed).

Exceptions to the above terms may be made on a case-by-case basis at Charles River Laboratories Preclinical Services’ discretion, if the study cancellation or postponement has little or no financial impact on Charles River Laboratories Preclinical Services (e.g., if the study is subsequently cancelled or postponed within the 60-day prestudy period but no resources have been expended or costs incurred in the preparation for the study, and the animals can be readily used in another study [or exchanged, in the case of postponement]).